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                                                              EXHIBIT 99.(c)(11)


                      FIRST AMENDMENT TO RIGHTS AGREEMENT


       THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made and entered into as of August 27, 1998, by and between Berg Electronics Corp., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights Agent"), at the Company's direction.


                                    RECITALS

       WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated December 22, 1997 (the "Rights Agreement");

       WHEREAS, the Company has resolved and desires to amend certain provisions of the Rights Agreement;

       WHEREAS, Section 26 of the Rights Agreement provides that under circumstances the Company may, in its sole and absolute discretion, supplement or amend the Rights Agreement; and

       WHEREAS, the Company has determined that it may amend the Rights Agreement as set forth in this Amendment;

       NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                         AMENDMENT OF RIGHTS AGREEMENT

       Section 1.1 Definition of Exempt Person. Section 1(k) of the Rights Agreement is hereby amended to add the following sentence at the end of Section 1(k):

              "Notwithstanding anything to the contrary contained in this Agreement, the term "Exempt Person" shall additionally include Framatome Connectors International S.A., a corporation organized under the laws of the Republic of France ("FCI"), or
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              any of its Affiliates or Associates in respect of all shares of
              Voting Stock that FCI and its Affiliates or Associates Beneficially Own as a result of the execution of, or consummation of the transactions contemplated by, (i) that certain Agreement and Plan of Merger, dated August 27, 1998 (the "Merger Agreement"), among the Company, FCI and Bravo Acquisition Co., a Delaware corporation and indirect subsidiary of FCI ("Bravo"), as the same may be amended, supplemented or otherwise modified from time to time and (ii) that certain Stockholders Agreement, dated August 27, 1998 (the "Stockholders Agreement"), among Bravo and certain stockholders of the Company, as the same may be amended, supplemented or otherwise modified from time to time."

       Section 1.2 Adjustment of Exercise Price or Number of Shares. Section 11 of the Rights Agreement is hereby amended to add the following paragraph at the end of Section 11:

              "(h)   Notwithstanding the foregoing, the adjustments to the
              Exercise Price and the number of shares of Preferred Stock which may be purchased upon exercise of a Right shall not be applicable to the transactions contemplated by the Merger Agreement, the Stockholders Agreement or any financing or any issuance of securities by FCI, the Company or any direct or indirect subsidiary of any of the foregoing in connection with the transactions contemplated by the Merger Agreement."


                                   ARTICLE II

                                 MISCELLANEOUS

       Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Rights Agreement as hereby amended.

       Section 2.2   Reference to and Effect on the Rights Agreement.

                     (a) On and after the date hereof, each reference in the Rights Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like





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       import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as hereby amended.

                     (b) Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed.

       Section 2.3 Successors. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

       Section 2.4 Delaware Contract. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

       Section 2.5 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

       Section 2.6 Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

       Section 2.7 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       Section 2.8 Entire Agreement. This Amendment, together with the unaltered portions of the Rights Agreement, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.


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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.



                                           BERG ELECTRONICS CORP.



                                           By: /s/ DAVID J. WEBSTER
                                              ----------------------------------
                                           Name:   David J. Webster
                                                --------------------------------
                                           Title:  Senior Vice President
                                                 -------------------------------



                                           HARRIS TRUST AND SAVINGS BANK, AS
                                           RIGHTS AGENT



                                           By: /s/ TOD C. SHAFER
                                              ----------------------------------
                                           Name: Tod C. Shafer
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------





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